CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in Snow Lake Resources Ltd.’s Registration Statements on Form S-8 (File No. 333-261358) of our report dated October 29, 2024, relating to the consolidated financial statements of Snow Lake Resources Ltd., which appears in this annual report on Form 20-F.

Date: October 29, 2024

/s/ De Visser Gray LLP

De Visser Gray LLP

CHARTERED PROFESSIONAL ACCOUNTANTS